Resource Center: 1-800-732-6643
Exhibit 99.1
Contact:     Pete Bakel
202-752-2034
Date:    August 8, 2012

Fannie Mae Reports Net Income of $5.1 Billion for Second Quarter 2012

Net Income of $7.8 Billion for First Half 2012 Demonstrates
Company’s Long-Term Earnings Potential

Credit Quality

•	High-quality new book of business accounts for 59 percent of single-family guaranty book of business as of June 30, 2012.

•	Single-family serious delinquency (“SDQ”) rate declined nine consecutive quarters as of second quarter 2012; SDQ rate is substantially lower than private market levels.

Support to the Market Since January 1, 2009

•	Funded the mortgage market with approximately $2.7 trillion in liquidity providing financing for
▪2.2 million home purchases and 8.1 million mortgage refinancings, and
▪1.3 million units of quality rental housing.

•	Enabled homeowners in distress to retain their homes or avoid foreclosure; completing approximately 1.2 million loan workouts, including more than 797,000 modifications.

WASHINGTON, DC – Fannie Mae (FNMA/OTC) today reported net income of $5.1 billion in the second quarter of 2012, compared with net income of $2.7 billion in the first quarter of 2012. Combined with first-quarter results, the company has reported $7.8 billion in net income for the first half of 2012. The company’s continued improvement in financial results in the second quarter of 2012 was almost entirely due to credit-related income, resulting primarily from an improvement in home prices, improved sales prices on the company’s real-estate owned (“REO”) properties, and a decline in the company’s single-family serious delinquency rate. The company’s comprehensive income of $5.4 billion in the second quarter of 2012 is sufficient to pay its second-quarter dividend of $2.9 billion to the Department of the Treasury.

“Better market conditions and our actions to strengthen Fannie Mae’s new business and limit losses from the company’s legacy business contributed to positive second-quarter results,” said Timothy J. Mayopoulos, president and chief executive officer. “While it is too early to declare a national housing recovery, and our results for the second half of 2012 may not be as strong as the first half, we expect our financial results in 2012 to be substantially better than the past few years. With our high-quality new book of business and diminishing legacy expenses, Fannie Mae has strong potential earnings power that can deliver considerable value to taxpayers over the long term.”

“We saw a confluence of positive factors in the second quarter, including improved home prices,

Second Quarter 2012 Results	1

improvement in REO sales execution, and a continued decline in our single-family serious delinquency rate. These factors had a positive effect on our financial performance,” said Susan McFarland, executive vice president and chief financial officer. “Most notably, an improvement in home prices during the quarter resulted in a reduction in our loss reserves, which resulted in credit-related income for the quarter. While our financial results each quarter are significantly affected positively or negatively by economic factors outside our control, we manage our business in a manner that positions Fannie Mae to provide value to taxpayers.”

Fannie Mae’s net worth of $2.8 billion as of June 30, 2012 reflects the company’s total comprehensive income of $5.4 billion, partially offset by its payment to Treasury of $2.9 billion in senior preferred stock dividends in the second quarter of 2012. As a result of the company’s positive net worth as of June 30, 2012, the company will not request a draw from Treasury for the quarter under the senior preferred stock purchase agreement. The total liquidation preference of Treasury’s senior preferred stock remains at $117.1 billion, which requires an annualized dividend payment of $11.7 billion. Through June 30, 2012, Fannie Mae has paid $25.6 billion in cash dividends to Treasury on the senior preferred stock. This represents 22 percent of the company’s cumulative draws received under the senior preferred stock purchase agreement with Treasury. The table below shows the amount of Fannie Mae’s requested draws from Treasury and dividend payments to Treasury since entering into conservatorship on September 6, 2008.

Treasury Draw Requests and Dividend Payments

$ in Billions

	Cumulative Total as of
	June 30,	December 31,
	2012	2011
Treasury Draw Requests(1)	$116.1	$116.1
Dividend Payments	$25.6	$19.8
Cumulative Net Treasury Draws(2)	$90.5	$96.3
Cumulative Percentage of Dividends to Treasury Draws	22.0%	17.1%

(1)	Treasury draw requests do not include the initial $1.0 billion liquidation preference of Fannie Mae’s senior preferred stock, for which Fannie Mae did not receive any cash proceeds.

(2)	Represents cumulative Treasury draws less senior preferred stock dividend payments to Treasury.

(3)	Fannie Mae paid dividends to Treasury of $31 million in the fourth quarter of 2008 and $25 million in the first quarter of 2009.

(4)	Represents the draw required and requested based on Fannie Mae’s net worth deficit for the quarters presented. Draw requests were funded in the quarter following each quarterly net worth deficit.

(5)
Represents quarterly cash dividends paid during the quarters presented by Fannie Mae to Treasury, based on an annual rate of 10% per year on the aggregate liquidation preference of the senior preferred stock.

Second Quarter 2012 Results	2

PROVIDING LIQUIDITY AND SUPPORT TO THE MARKET

Fannie Mae has continued to provide liquidity and support to the U.S. mortgage market in a number of important ways:

•
The company has served as a stable source of liquidity for purchases of homes and financing of multifamily rental housing, as well as for refinancing existing mortgages. Fannie Mae provided approximately $2.7 trillion in liquidity to the mortgage market from January 1, 2009 through June 30, 2012 through its purchases and guarantees of loans, which enabled borrowers to complete 8.1 million mortgage refinancings and 2.2 million home purchases, and provided financing for 1.3 million units of multifamily housing.

•
The company has strengthened its underwriting and eligibility standards to support sustainable homeownership, enabling borrowers to have access to a variety of conforming mortgage products, including long-term, fixed-rate mortgages, such as the prepayable 30-year fixed-rate mortgage that protects homeowners from interest rate swings. As a result, the company’s new single-family book of business has a strong credit risk profile.

•
The company helped 1.1 million homeowners stay in their homes or otherwise avoid foreclosure from January 1, 2009 through June 30, 2012, which helped to support neighborhoods, home prices, and the housing market. Moreover, borrowers’ ability to pay their modified loans has improved in recent periods as the company has enhanced the structure of its modifications. One year after modification, 75 percent of the modifications the company made in the second quarter of 2011 were current or paid off, compared with 70 percent of modifications the company made in the second quarter of 2010.

•
The company helped borrowers refinance loans through its Refi Plus initiative, which includes loans refinanced under the Administration's Home Affordable Refinance Program ("HARP"). The Refi Plus initiative provides expanded refinance opportunities for eligible Fannie Mae borrowers. From April 1, 2009, the date the company began accepting delivery of Refi Plus loans, through June 30, 2012, the company acquired approximately 2.2 million loans refinanced under its Refi Plus initiative. Refinances delivered to Fannie Mae through Refi Plus in the second quarter of 2012 reduced borrowers’ monthly mortgage payments by an average of $208. Some borrowers’ monthly payments increased as they took advantage of the ability to refinance through Refi Plus to reduce the term of their loan, to switch from an adjustable-rate mortgage to a fixed-rate mortgage, or to switch from an interest-only mortgage to a fully amortizing mortgage.

•
The company supports affordability in the multifamily rental market. More than 85 percent of the multifamily units it financed from 2009 through 2011 were affordable to families earning at or below the median income in their area.

•
The company remained the largest single issuer of mortgage-related securities in the secondary market in the second quarter of 2012, with an estimated market share of new single-family mortgage-related securities issuances of 46 percent, compared with 51 percent in the first quarter of 2012 and 43 percent in the second quarter of 2011. Fannie Mae also remained a constant source of liquidity in the multifamily market. As of March 31, 2012 (the latest date for which information is available), the company owned or guaranteed approximately 21 percent of the outstanding debt on multifamily properties.

Second Quarter 2012 Results	3

•
During the first half of 2012, Fannie Mae purchased or guaranteed approximately $416 billion in loans, measured by unpaid principal balance. These activities enabled its lender customers to finance approximately 1.8 million single-family conventional loans and loans for approximately 236,000 units in multifamily properties during the first half of 2012.

CREDIT QUALITY

New Single-Family Book of Business: Since 2009, Fannie Mae has seen the effect of the actions it took, beginning in 2008, to significantly strengthen its underwriting and eligibility standards, and change its pricing to promote sustainable homeownership and stability in the housing market. Fifty-nine percent of Fannie Mae’s single-family guaranty book of business as of June 30, 2012 consisted of loans it had purchased or guaranteed since the beginning of 2009. While it is too early to know how the single-family loans the company has acquired since January 1, 2009 will ultimately perform, given their strong credit risk profile and based on their performance so far, the company expects that these loans, in the aggregate, will be profitable over their lifetime, meaning the company’s fee income on these loans will exceed the company’s credit losses and administrative costs for them. If future macroeconomic conditions turn out to be more unfavorable than the company’s expectations, these loans could become unprofitable.

Single-family conventional loans acquired by Fannie Mae in the first half of 2012 had a weighted average FICO credit score at origination of 762 and an average original loan-to-value (“LTV”) ratio of 73 percent.

Fannie Mae’s Expectations Regarding Future Loss Reserves and Credit-Related Income or Expenses: The company’s total loss reserves decreased to $68.0 billion as of June 30, 2012 from $76.9 billion as of December 31, 2011. The company expects the trends of stabilizing home prices and declining single-family serious delinquency rates will continue, although it expects serious delinquency rates to decline at a slower pace than in recent periods. As a result, the company believes that its total loss reserves peaked as of December 31, 2011; thus, the company does not expect total loss reserves to increase above $76.9 billion in the foreseeable future. The company also believes that its credit-related expenses will be lower in 2012 than in 2011.

Although the company expects these positive trends to continue, the amount of credit-related income or expenses the company recognizes in future periods could vary significantly from period to period, and may be affected by many different factors, including: a drop in actual or expected home prices; an increase in the company’s serious delinquency rate; an increase in interest rates; an increase in unemployment rates; future legislative or regulatory requirements that have a significant impact on the company’s business, such as a requirement that the company implement a principal forgiveness program; future updates to the company’s models relating to its loss reserves, including the assumptions used by these models; future changes to accounting policies relating to the company’s loss reserves; significant changes in modification and foreclosure activity; changes in borrower behavior, such as an increasing number of underwater borrowers who strategically default on their mortgage loan; failures by the company’s mortgage seller/servicers to fulfill their repurchase obligations in full; failures by the company’s mortgage insurers to fulfill their obligations in full; and many other factors. Due to the large size of the company’s guaranty book of business, even small changes in these factors could have a significant impact on the company’s financial results for a particular period. Moreover, although the company believes that its total loss reserves peaked as of December 31, 2011, it expects that its loss reserves will remain significantly elevated relative to historical levels for an extended period because (1) it expects future defaults on loans in its legacy (pre-2009) book of business and the resulting charge-offs will occur over a period of years and (2) a significant portion of its reserves represents concessions

Second Quarter 2012 Results	4

granted to borrowers upon modification of their loans and will remain in the company’s reserves until the loans are fully repaid or default.

Fannie Mae’s single-family serious delinquency rate has declined each quarter since the first quarter of 2010, and was 3.53 percent as of June 30, 2012, compared with 5.47 percent as of March 31, 2010. This decrease is primarily the result of home retention solutions, foreclosure alternatives, and completed foreclosures, as well as the company’s acquisition of loans with stronger credit profiles since the beginning of 2009, as these loans are now 59 percent of the single-family guaranty book of business, resulting in a smaller percentage of the company’s loans becoming seriously delinquent. The company expects the percentage of its loans that are seriously delinquent will continue to be affected in the future by home price changes, changes in other macroeconomic conditions, the length of the foreclosure process and the volume of loan modifications. In addition, due to circumstances in the foreclosure environment, foreclosures are proceeding at a slow pace, which has resulted in loans remaining seriously delinquent in the company’s book of business for a longer time. The company expects the number of its single-family loans that are seriously delinquent to remain well above pre-2008 levels for years. In addition, the company anticipates that it will take a significant amount of time before its REO inventory is reduced to pre-2008 levels.

STRATEGIES TO REDUCE CREDIT LOSSES ON THE LEGACY BOOK

To reduce the credit losses Fannie Mae ultimately incurs on its legacy book of business, the company has been focusing its efforts on several strategies, including reducing defaults by offering home retention solutions, such as loan modifications. Fannie Mae completed more than 35,000 loan modifications during the second quarter of 2012, bringing the total number of loan modifications the company has completed since January 1, 2009 to more than 797,000.

As the company works to reduce credit losses, it also seeks to assist struggling borrowers, help stabilize communities, and support the housing market. In dealing with struggling borrowers, Fannie Mae first seeks home retention solutions that enable them to stay in their homes before turning to foreclosure alternatives. If the company is unable to provide a viable home retention solution for a struggling borrower, the company seeks to offer a foreclosure alternative and complete it in a timely manner. From January 1, 2009 through June 30, 2012, the company completed approximately 241,000 preforeclosure sales (also known as short sales) and deeds-in-lieu of foreclosure. When there is no viable home retention solution or foreclosure alternative that can be applied, the company seeks to move to foreclosure expeditiously. The goal of these efforts is to help minimize delinquencies that can adversely impact local home values and destabilize communities, as well as lower costs to Fannie Mae.

HOME RETENTION SOLUTIONS AND FORECLOSURE ALTERNATIVES

Loan Workouts: During the second quarter of 2012, Fannie Mae completed more than 65,000 single-family loan workouts, including more than 41,000 home-retention solutions (modifications, repayment plans, and forbearances). Details of the company’s home-retention solutions and foreclosure alternatives include:

▪	Loan modifications were 35,332 in the second quarter of 2012, compared with 46,671 in the first quarter of 2012.

▪	Repayment plans/forbearances were 5,894 in the second quarter of 2012, compared with 8,864 in the first quarter of 2012.

▪	Short sales and deeds-in-lieu of foreclosure were 24,013 in the second quarter of 2012, compared with 22,213 in the first quarter of 2012.

Second Quarter 2012 Results	5

Homeowner Initiatives: Fannie Mae continued to maintain programs and invest in initiatives designed to help keep people in homes, assist prospective homeowners, and support the mortgage and housing markets overall. As of June 30, 2012, Fannie Mae had established 12 Mortgage Help Centers across the nation to accelerate the response time for struggling borrowers with loans owned by Fannie Mae. For the first half of 2012, these centers helped borrowers obtain nearly 12,200 home retention plans. The company’s Mortgage Help Centers are complemented in their efforts by partnerships with 17 local non-profit organizations in 16 cities, collectively known as its Mortgage Help Network. The Mortgage Help Network represents a contractual relationship with select not-for-profit counseling agencies located in the company’s top delinquent mortgage markets to provide borrowers with loans owned by Fannie Mae foreclosure prevention counseling, documentation assistance, and assistance with pending loan workout solutions. The company also uses direct mail, phone calls, and some advertising to encourage homeowners to visit KnowYourOptions.com to pursue home retention solutions and foreclosure alternatives.

Refinancing Initiatives: Through the company’s Refi Plus initiative, which provides expanded refinance opportunities for eligible Fannie Mae borrowers and includes HARP, the company acquired approximately 247,000 loans in the second quarter of 2012. Some borrower’s monthly payments increased as they took advantage of the ability to refinance through Refi Plus to reduce the term of their loan, to switch from an adjustable-rate mortgage to a fixed rate mortgage, or to switch from an interest-only mortgage to a fully amortizing mortgage. Even taking these refinancings into account, refinancings delivered to Fannie Mae through Refi Plus in the second quarter of 2012 reduced borrowers’ monthly mortgage payments by an average of $208.

Loans Fannie Mae acquires under Refi Plus and HARP represent refinancings of loans that are already in the company’s guaranty book of business. The credit risk associated with loans it acquires under Refi Plus and HARP essentially replaces the credit risk that the company already held prior to the refinancing. Loans the company acquires under Refi Plus and HARP have higher serious delinquency rates and may not perform as well as the other loans acquired since the beginning of 2009. However, the company expects these loans will perform better than the loans they replace because Refi Plus and HARP loans should reduce the borrowers’ monthly payments or provide more stable terms than the borrowers’ old loans (for example, by refinancing into a mortgage with a fixed interest rate instead of an adjustable rate).

In the second quarter of 2012, the volume of loans Fannie Mae acquired under HARP increased significantly from the first quarter as changes designed to make the benefits of HARP available to more borrowers were fully implemented. The approximately 128,000 loans the company acquired under HARP in the second quarter of 2012 constituted 15 percent of the company’s single-family acquisitions for the period, measured by unpaid principal balance, compared with 10 percent of single-family acquisitions in the first quarter of 2012.

As a result of recently implemented changes to HARP, the company expects that if interest rates remain low it will continue to acquire a high volume of refinancings under HARP. In particular, the company expects to acquire many refinancings with LTV ratios greater than 125 percent, because borrowers were unable to refinance loans with LTV ratios greater than 125 percent in large numbers until changes to HARP were fully implemented in the second quarter of 2012. The company expects the elevated volume of HARP refinancings will decrease when interest rates rise sufficiently or when there is no longer a large population of borrowers with loans that have high LTV ratios who would benefit from refinancing. HARP is scheduled to end in December 2013.

Second Quarter 2012 Results	6

FORECLOSURES AND REO

Fannie Mae acquired 43,783 single-family REO properties, primarily through foreclosure, in the second quarter of 2012, compared with 47,700 in the first quarter of 2012. Fannie Mae disposed of 48,674 single-family REO in the second quarter of 2012, compared with 52,071 in the first quarter of 2012. As of June 30, 2012, the company’s inventory of single-family REO properties was 109,266, compared with 114,157 as of March 31, 2012. The carrying value of the company’s single-family REO was $9.4 billion as of June 30, 2012.

The company’s single-family foreclosure rate was 1.04 percent in the first half of 2012. This reflects the annualized number of single-family properties acquired through foreclosure or deeds-in-lieu of foreclosure as a percentage of the total number of loans in Fannie Mae’s single-family guaranty book of business.

SUMMARY OF SECOND-QUARTER 2012 RESULTS

Fannie Mae reported net income of $5.1 billion for the second quarter of 2012, compared with net income of $2.7 billion for the first quarter of 2012 and a net loss of $2.9 billion for the second quarter of 2011. As a result of the company’s positive net worth as of June 30, 2012, which takes into account dividends paid on senior preferred stock held by Treasury, the company will not request a draw for the quarter from Treasury under the senior preferred stock purchase agreement.

(Dollars in millions)	2Q12	1Q12	Variance	2Q12	2Q11	Variance
Net interest income	$5,428	$5,197	$231	$5,428	$4,972	$456
Fee and other income	395	375	20	395	265	130
Net revenues	5,823	5,572	251	5,823	5,237	586
Investment gains, net	131	116	15	131	171	(40)
Net other-than-temporary impairments	(599)	(64)	(535)	(599)	(56)	(543)
Fair value (losses) gains, net	(2,449)	283	(2,732)	(2,449)	(1,634)	(815)
Administrative expenses	(567)	(564)	(3)	(567)	(569)	2
Credit-related income (expenses)
Benefit (provision) for credit losses	3,041	(2,000)	5,041	3,041	(6,537)	9,578
Foreclosed property income (expense)	70	(339)	409	70	478	(408)
Total credit-related income (expenses)	3,111	(2,339)	5,450	3,111	(6,059)	9,170
Other non-interest expenses(1)	(331)	(286)	(45)	(331)	(75)	(256)
Net losses and expenses	(704)	(2,854)	2,150	(704)	(8,222)	7,518
Income (loss) before federal income taxes	5,119	2,718	2,401	5,119	(2,985)	8,104
Benefit for federal income taxes	—	—	—	—	93	(93)
Net income (loss)	5,119	2,718	2,401	5,119	(2,892)	8,011
Less: Net (income) loss attributable to the noncontrolling interest	(5)	1	(6)	(5)	(1)	(4)
Net income (loss) attributable to Fannie Mae	$5,114	$2,719	$2,395	$5,114	$(2,893)	$8,007
Total comprehensive income (loss) attributable to Fannie Mae	$5,442	$3,081	$2,361	$5,442	$(2,891)	$8,333
Preferred stock dividends	$(2,929)	$(2,817)	$(112)	$(2,929)	$(2,282)	$(647)

(1) Consists of debt extinguishment (losses) gains, net and other expenses.

Second Quarter 2012 Results	7

Net revenues were $5.8 billion in the second quarter of 2012, up 5 percent from $5.6 billion in the first quarter of 2012. Net interest income was $5.4 billion, up 4 percent from $5.2 billion in the first quarter of 2012. The increase in net interest income compared with the first quarter of 2012 was due primarily to accelerated net amortization income on mortgage loans and debt of consolidated trusts due to high prepayment volumes.

Credit-related income, which consists of recognition of a benefit for credit losses and foreclosed property income, was $3.1 billion in the second quarter of 2012, a shift from $2.3 billion in credit-related expenses in the first quarter of 2012. The company recognized a benefit for credit losses in the second quarter of 2012 due to a decrease in its total loss reserves driven primarily by an improvement in the profile of its single-family book of business resulting from an increase in actual home prices, including the sales prices of its REO properties. In addition, the company’s single-family serious delinquency rate continued to decline.

Credit losses, which the company defines as net charge-offs plus foreclosed property expense, excluding the effect of certain fair-value losses, were $3.8 billion in the second quarter of 2012, compared with $5.1 billion in the first quarter of 2012. The decrease in credit losses was due primarily to an improvement in actual home prices, including the sales prices of our REO properties, as well as a decline in our REO acquisitions.

Total loss reserves, which reflect the company’s estimate of the probable losses the company has incurred in its guaranty book of business, including concessions it granted borrowers upon modification of their loans, were $68.0 billion as of June 30, 2012, compared with $74.6 billion as of March 31, 2012 and $76.9 billion as of December 31, 2011. The total loss reserve coverage to total nonperforming loans was 28 percent as of June 30, 2012, compared with 30 percent as of March 31, 2012.

Net fair value losses were $2.4 billion in the second quarter of 2012, compared with net fair value gains of $283 million in the first quarter of 2012. The losses in the second quarter of 2012 were driven primarily by fair value losses on our derivatives as interest rates declined in the second quarter of 2012. The estimated fair value of our trading securities and derivatives may fluctuate substantially from period to period because of changes in interest rates, credit spreads, and interest rate volatility, as well as activity related to these financial instruments.

NET WORTH AND U.S. TREASURY FUNDING

As a result of Fannie Mae’s positive net worth as of June 30, 2012, the company does not require funds this quarter under the senior preferred stock purchase agreement between Fannie Mae and Treasury.

Fannie Mae’s second-quarter 2012 dividend of $2.9 billion on its senior preferred stock held by Treasury was declared by FHFA and paid by the company on June 29, 2012. The aggregate liquidation preference of the senior preferred stock remains at $117.1 billion as of June 30, 2012, which requires an annualized dividend payment of $11.7 billion. The amount of this dividend payment exceeds the company’s reported annual net income for every year since its inception. Although we may experience period-to-period volatility in earnings and comprehensive income, we do not expect to generate net income or comprehensive income in excess of our annual dividend obligation to Treasury over the long term.

As of June 30, 2012, Fannie Mae has paid an aggregate of $25.6 billion to Treasury in dividends on the senior preferred stock.

Second Quarter 2012 Results	8

Fannie Mae is not permitted to redeem the senior preferred stock prior to the termination of Treasury’s funding commitment under the senior preferred stock purchase agreement. The limited circumstances under which Treasury’s funding commitment will terminate are described in “Business—Conservatorship and Treasury Agreements” in the company’s 2011 Form 10-K.

BUSINESS SEGMENT RESULTS

The business groups running Fannie Mae’s three reporting segments – its Single-Family business, its Multifamily business, and its Capital Markets group – engage in complementary business activities in pursuing the company’s mission of providing liquidity, stability, and affordability to the U.S. housing market. The company’s Single-Family and Multifamily businesses work with Fannie Mae’s lender customers, who deliver mortgage loans that the company purchases and securitizes into Fannie Mae MBS. The Capital Markets group manages the company’s investment activity in mortgage-related assets and other interest-earning non-mortgage investments, funding investments in mortgage-related assets primarily with proceeds received from the issuance of Fannie Mae debt securities in the domestic and international capital markets. The Capital Markets group also provides liquidity to the mortgage market through short-term financing and other activities.

Single-Family business had net income of $4.4 billion in the second quarter of 2012, compared with a net loss of $1.3 billion in the first quarter of 2012. The shift to net income in the second quarter of 2012 was due primarily to credit-related income recognized in the quarter primarily as a result of improved home prices. The Single-Family guaranty book of business was $2.84 trillion as of June 30, 2012, compared with $2.86 trillion as of March 31, 2012. Single-Family guaranty fee income was $2.0 billion for the second quarter of 2012 and $1.9 billion for the first quarter of 2012.

Multifamily had net income of $358 million in the second quarter of 2012, compared with $279 million in the first quarter of 2012. The Multifamily guaranty book of business was $198.5 billion as of June 30, 2012, compared with $196.9 billion as of March 31, 2012. Multifamily recorded credit-related income of $96 million in the second quarter of 2012, compared with $46 million in the first quarter of 2012.

Capital Markets group had net income of $1.5 billion in the second quarter of 2012, compared with $4.3 billion in the first quarter of 2012. Capital Markets’ net interest income for the second quarter of 2012 was $3.4 billion, compared with $3.5 billion for the first quarter of 2012. Fair value losses were $2.5 billion, compared with fair value gains of $170 million in the first quarter of 2012. The Capital Markets mortgage investment portfolio balance decreased to $672.8 billion as of June 30, 2012, compared with $708.4 billion as of December 31, 2011, resulting from purchases of $120.2 billion, liquidations of $69.3 billion, and sales of $86.5 billion during the year.

The company provides further discussion of its financial results and condition, credit performance, fair value balance sheets, and other matters in its quarterly report on Form 10-Q for the quarter ended June 30, 2012, which was filed today with the Securities and Exchange Commission. Further information about the company’s credit performance, the characteristics of its guaranty book of business, the drivers of its credit losses, its foreclosure-prevention efforts, and other measures is contained in the “2012 Second-Quarter Credit Supplement” on Fannie Mae’s Web site, www.fanniemae.com.

# # #

In this release, the company has presented a number of estimates, forecasts, expectations, and other forward-looking statements regarding the company’s future earnings and financial results; the value the company can deliver to taxpayers; the company's future loss reserves; the profitability of its loans; Fannie Mae’s future credit performance, serious delinquency rates, number of delinquent loans, REO inventory, credit losses, credit-related expenses, defaults, and charge-

Second Quarter 2012 Results	9

offs; its draws from and dividends to be paid to Treasury; the growth, performance, profitability and caliber of loans in its new book of business, including Refi Plus and HARP loans; the future volume of the company’s acquisitions of HARP loans, including loans with LTV ratios greater than 125 percent; the trend of stabilizing home prices; the impact of the company’s actions on its future losses, delinquencies, costs and credit losses; and future volatility in the fair value of the company’s trading securities and derivatives. These estimates, forecasts, expectations, and statements are forward looking statements based on the company’s current assumptions regarding numerous factors, including future home prices and the future performance of its loans. Actual results, and future projections, could be materially different from what is set forth in the forward-looking statements as a result of home price changes, interest rate changes, unemployment rates, other macroeconomic variables, government policy, credit availability, social behaviors, including increases in the number of underwater borrowers who strategically default on their mortgage loan, the volume of loans it modifies, the nature, volume and effectiveness of its loss mitigation strategies and activities, management of its real estate owned inventory and pursuit of contractual remedies, changes in the fair value of its assets and liabilities, impairments of its assets, the adequacy of its loss reserves, future legislative or regulatory requirements that have a significant impact on the company’s business such as a requirement that the company implement a principal forgiveness program, future updates to the company’s models relating to loss reserves, including the assumptions used by these models; changes in generally accepted accounting principles, changes to the company’ accounting policies, failures by its mortgage seller-servicers to fulfill their repurchase obligations to it, its ability to maintain a positive net worth, effects from activities the company takes to support the mortgage market and help homeowners, the conservatorship and its effect on the company’s business, the investment by Treasury and its effect on the company’s business, changes in the structure and regulation of the financial services industry, the company’s ability to access the debt markets, disruptions in the housing, credit, and stock markets, government investigations and litigation, the performance of the company’s servicers, conditions in the foreclosure environment, and many other factors, including those discussed in the “Risk Factors” section of and elsewhere in the company’s quarterly report on Form 10-Q for the quarter ended June 30, 2012 and its annual report on Form 10-K for the year ended December 31, 2011, and elsewhere in this release.

Fannie Mae provides Web site addresses in its news releases solely for readers’ information. Other content or information appearing on these Web sites is not part of this release.

Fannie Mae exists to expand affordable housing and bring global capital to local communities in order to serve the U.S. housing market. Fannie Mae has a federal charter and operates in America’s secondary mortgage market to enhance the liquidity of the mortgage market by purchasing or guaranteeing mortgage loans originated by mortgage bankers and other lenders so that they may lend to home buyers. Our job is to help those who house America.

Second Quarter 2012 Results	10

ANNEX I
FANNIE MAE
(In conservatorship)
Condensed Consolidated Balance Sheets – (Unaudited)
(Dollars in millions, except share amounts)

	As of
	June 30,	December 31,
	2012	2011
ASSETS
Cash and cash equivalents	$24,728	$17,539
Restricted cash (includes $51,205 and $45,900, respectively, related to consolidated trusts)	55,985	50,797
Federal funds sold and securities purchased under agreements to resell or similar arrangements	24,000	46,000
Investments in securities:
Trading, at fair value	50,935	74,198
Available-for-sale, at fair value (includes $998 and $1,191, respectively, related to consolidated trusts)	69,694	77,582
Total investments in securities	120,629	151,780
Mortgage loans:
Loans held for sale, at lower of cost or fair value (includes $72 and $66, respectively, related to consolidated trusts)	455	311
Loans held for investment, at amortized cost:
Of Fannie Mae	369,660	380,134
Of consolidated trusts (includes $5,231 and $3,611 respectively, at fair value and loans pledged as collateral that may be sold or repledged of $1,126 and $798, respectively)	2,616,502	2,590,332
Total loans held for investment	2,986,162	2,970,466
Allowance for loan losses	(63,375)	(72,156)
Total loans held for investment, net of allowance	2,922,787	2,898,310
Total mortgage loans	2,923,242	2,898,621
Accrued interest receivable, net (includes $8,107 and $8,466, respectively, related to consolidated trusts)	9,668	10,000
Acquired property, net	10,387	11,373
Other assets (includes cash pledged as collateral of $1,535 and $1,109, respectively)	26,981	25,374
Total assets	$3,195,620	$3,211,484
LIABILITIES AND EQUITY (DEFICIT)
Liabilities:
Accrued interest payable (includes $9,018 and $9,302, respectively, related to consolidated trusts)	$11,858	$12,648
Federal funds purchased and securities sold under agreements to repurchase	153	—
Debt:
Of Fannie Mae (includes $831 and $838, respectively, at fair value)	659,389	732,444
Of consolidated trusts (includes $4,600 and $3,939, respectively, at fair value)	2,504,499	2,457,428
Other liabilities (includes $762 and $629, respectively, related to consolidated trusts)	16,951	13,535
Total liabilities	3,192,850	3,216,055
Commitments and contingencies	—	—
Fannie Mae stockholders’ equity (deficit):
Senior preferred stock, 1,000,000 shares issued and outstanding	117,149	112,578
Preferred stock, 700,000,000 shares are authorized—555,374,922 shares issued and outstanding	19,130	19,130
Common stock, no par value, no maximum authorization—1,308,762,703 shares issued, 1,158,069,699 and 1,157,767,400 shares outstanding, respectively	687	687
Accumulated deficit	(126,300)	(128,381)
Accumulated other comprehensive loss	(545)	(1,235)
Treasury stock, at cost, 150,693,004 and 150,995,303 shares, respectively	(7,401)	(7,403)
Total Fannie Mae stockholders’ equity (deficit)	2,720	(4,624)
Noncontrolling interest	50	53
Total equity (deficit)	2,770	(4,571)
Total liabilities and equity (deficit)	$3,195,620	$3,211,484

See Notes to Condensed Consolidated Financial Statements

Second Quarter 2012 Results	11

FANNIE MAE
(In conservatorship)
Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) – (Unaudited)
(Dollars and shares in millions, except per share amounts)

	For the Three		For the Six
	Months Ended		Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Interest income:
Trading securities	$73	$264	$522	$548
Available-for-sale securities	1,035	1,152	1,762	2,365
Mortgage loans (includes $28,424 and $31,613, respectively, for the three months ended and $57,425 and $63,478, respectively, for the six months ended related to consolidated trusts)	32,023	35,333	64,593	70,923
Other	40	25	78	53
Total interest income	33,171	36,774	66,955	73,889
Interest expense:
Short-term debt	32	81	74	188
Long-term debt (includes $24,714 and $27,919, respectively, for the three months ended and $50,074 and $55,771, respectively, for the six months ended related to consolidated trusts)	27,711	31,721	56,256	63,769
Total interest expense	27,743	31,802	56,330	63,957
Net interest income	5,428	4,972	10,625	9,932
Benefit (provision) for credit losses	3,041	(6,537)	1,041	(17,091)
Net interest income (loss) after benefit (provision) for credit losses	8,469	(1,565)	11,666	(7,159)
Investment gains, net	131	171	247	246
Other-than-temporary impairments	(196)	(28)	(276)	(85)
Noncredit portion of other-than-temporary impairments recognized in other comprehensive income	(403)	(28)	(387)	(15)
Net other-than-temporary impairments	(599)	(56)	(663)	(100)
Fair value losses, net	(2,449)	(1,634)	(2,166)	(1,345)
Debt extinguishment losses, net	(93)	(43)	(127)	(30)
Fee and other income	395	265	770	502
Non-interest loss	(2,615)	(1,297)	(1,939)	(727)
Administrative expenses:
Salaries and employee benefits	292	310	598	630
Professional services	179	169	347	358
Occupancy expenses	48	43	91	85
Other administrative expenses	48	47	95	101
Total administrative expenses	567	569	1,131	1,174
Foreclosed property (income) expense	(70)	(478)	269	10
Other expenses	238	32	490	384
Total expenses	735	123	1,890	1,568
Income (loss) before federal income taxes	5,119	(2,985)	7,837	(9,454)
Benefit for federal income taxes	—	(93)	—	(91)
Net income (loss)	5,119	(2,892)	7,837	(9,363)
Other comprehensive income (loss):
Changes in unrealized losses on available-for-sale securities, net of reclassification adjustments and taxes	320	(1)	675	178
Other	8	3	15	5
Total other comprehensive income	328	2	690	183
Total comprehensive income (loss)	5,447	(2,890)	8,527	(9,180)
Less: Comprehensive income attributable to the noncontrolling interest	(5)	(1)	(4)	(1)
Total comprehensive income (loss) attributable to Fannie Mae	$5,442	$(2,891)	$8,523	$(9,181)
Net income (loss)	$5,119	$(2,892)	$7,837	$(9,363)
Less: Net income attributable to the noncontrolling interest	(5)	(1)	(4)	(1)
Net income (loss) attributable to Fannie Mae	5,114	(2,893)	7,833	(9,364)
Preferred stock dividends	(2,929)	(2,282)	(5,746)	(4,498)
Net income (loss) attributable to common stockholders	$2,185	$(5,175)	$2,087	$(13,862)
Earnings (loss) per share
Basic	$0.38	$(0.90)	$0.36	$(2.43)
Diluted	0.37	(0.90)	0.35	(2.43)
Weighted-average common shares outstanding:
Basic	5,762	5,730	5,762	5,714
Diluted	5,893	5,730	5,893	5,714

See Notes to Condensed Consolidated Financial Statements

Second Quarter 2012 Results	12

FANNIE MAE
(In conservatorship)
Condensed Consolidated Statements of Cash Flows – (Unaudited)
(Dollars in millions)

	For the Six Months Ended June 30,

	2012	2011

Net cash provided by (used in) operating activities	$24,135	$(2,095)

Cash flows provided by investing activities:
Purchases of trading securities held for investment	(1,095)	(545)
Proceeds from maturities and paydowns of trading securities held for investment	1,763	1,051
Proceeds from sales of trading securities held for investment	693	516
Purchases of available-for-sale securities	(25)	(44)
Proceeds from maturities and paydowns of available-for-sale securities	5,972	6,933
Proceeds from sales of available-for-sale securities	696	1,850
Purchases of loans held for investment	(81,192)	(26,000)
Proceeds from repayments of loans held for investment of Fannie Mae	14,236	11,722
Proceeds from repayments of loans held for investment of consolidated trusts	355,110	226,210
Net change in restricted cash	(5,188)	26,099
Advances to lenders	(56,489)	(27,990)
Proceeds from disposition of acquired property and preforeclosure sales	20,570	24,142
Net change in federal funds sold and securities purchased under agreements to resell or similar agreements	22,000	(7,749)
Other, net	(92)	(33)
Net cash provided by investing activities	276,959	236,162
Cash flows used in financing activities:
Proceeds from issuance of debt of Fannie Mae	337,683	345,028
Payments to redeem debt of Fannie Mae	(408,557)	(401,125)
Proceeds from issuance of debt of consolidated trusts	160,523	117,760
Payments to redeem debt of consolidated trusts	(382,520)	(305,465)
Payments of cash dividends on senior preferred stock to Treasury	(5,750)	(4,497)
Proceeds from senior preferred stock purchase agreement with Treasury	4,571	11,100
Net change in federal funds purchased and securities sold under agreements to repurchase	153	—
Other, net	(8)	109
Net cash used in financing activities	(293,905)	(237,090)
Net increase (decrease) in cash and cash equivalents	7,189	(3,023)
Cash and cash equivalents at beginning of period	17,539	17,297
Cash and cash equivalents at end of period	$24,728	$14,274

Cash paid during the period for interest	$60,926	$65,710

See Notes to Condensed Consolidated Financial Statements

Second Quarter 2012 Results	13